UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2007

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)
84 Waterford Drive Marlborough, MA (Address of Principal Executive Offices)		01752 (Zip Code)

Registrant’s telephone number, including area code: (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Officer and Election of Director

The Board of Directors (the “Board”) of Sepracor Inc. (the “Company”) elected Adrian Adams as President and Chief Operating Officer of the Company, effective as of March 1, 2007, and the Company currently expects he will be named Chief Executive Officer of the Company within six months of March 1, 2007. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, also elected Mr. Adams to the Board of Directors, as a Class II director, effective March 1, 2007.

From January 2002 to December 2006, Mr. Adams, age 56, served as President and Chief Executive Officer of Kos Pharmaceuticals Inc. (“Kos”), a specialty pharmaceutical company, and from April 2001 to January 2002, he served as Kos’ President and Chief Operating Officer.  Prior to joining Kos, Mr. Adams served as President and Chief Executive Officer of Novartis Pharmaceuticals in the UK.  Mr. Adams also served SmithKline Beecham Pharmaceuticals from 1992 to 1999 in various national and international capacities, last serving as President of its Canadian subsidiaries.

On March 1, 2007, Mr. Adams and the Company entered into an employment agreement (the “Employment Agreement”), pursuant to which Mr. Adams will receive an annual salary of no less than $800,000 and will be eligible for a bonus of up to 100% of his annual base salary.  The Company and Mr. Adams expect that he will be elected to the position of Chief Executive Officer of the Company within six months of March 1, 2007 and, in the event he is not, the Company has agreed to pay Mr. Adams $2,000,000 if he elects to terminate his employment as a result. The term of the agreement is five years, but may be terminated earlier (1) at the election of Mr. Adams if he is not elected Chief Executive Officer, as discussed in the prior sentence, (2) at the election of the Company for Cause, as defined in the agreement, (3) at the election of the Executive for Good Reason, as defined in the agreement, or (4) by the Company or Mr. Adams upon 60 calendar days notice.  In the event Mr. Adams’ employment is terminated by the Company without Cause or by Mr. Adams for Good Reason, he will be entitled to (i) continued salary and benefits for 24 months following termination, (ii) payment, over such 24-month period, of an amount equal to two times his average annual bonus for the prior two years and (iii) payment of COBRA premiums for the two years following his termination.  Under the terms of the agreement, Mr. Adams will also receive a housing allowance of $5,600 per month and a leased car.

The Employment Agreement provides that at the first meeting of the Compensation Committee of the Board following his first date of employment, Mr. Adams will be granted, under the Company’s 2000 Stock Incentive Plan (i) 125,000 restricted shares of the Company’s common stock, which will vest in three equal annual installments and (ii) stock options to purchase 500,000 shares of the Company’s common stock (the “Initial Option Grant”), which will vest in five equal annual installments. The restricted stock will be granted at no purchase price and the stock options will have an exercise price equal to the fair market value of the Company’s common stock on the date the Compensation Committee approves the grant.  If Mr. Adams’ employment is terminated by the Company without Cause or by Mr. Adams without Good Reason, he will be permitted to exercise the vested portion of the Initial Option Grant for six months following such termination.

Mr. Adams and the Company also entered into an executive retention agreement on March 1, 2007 (the “Retention Agreement”).  The Retention Agreement provides that if there is a Change in Control of the Company, as defined in the agreement, regardless of whether Mr. Adams’ employment is terminated, (1) he will receive an annual amount equal to three times his highest annual salary and bonus during the five fiscal years prior to the Change in Control, (2) he will continue to receive, for a period of 24 months, benefits comparable to those he was receiving immediately prior to the Change in Control and (3) all stock options and restricted stock held by him will vest and become fully exercisable. In addition, in February 1999, the Company adopted a plan (the “280G Plan”), pursuant to which the Company has agreed to make gross-up payments to its officers and employees in the event that any payments or benefits received in connection with a change in control constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and are therefore subject to excise tax imposed by Section 4999 of the Code.  Under the 280G Plan, if any payments received by Mr. Adams in connection with a change in control constitute “parachute payments” he will be entitled to an additional gross-up payment such that he will be placed in the same after-tax financial position he would have been in if he had not incurred any tax liability under Section 4999 of the Code.

Resignation of Officer

Effective March 1, 2007, William James O’Shea resigned as the Company’s President and Chief Operating Officer and was elected Vice Chairman of the Company.  Mr. O’Shea and the Company have entered into a termination and severance agreement, dated March 1, 2007 (the “Severance Agreement”), pursuant to which Mr. O’Shea will serve as the Company’s Vice Chairman until August 31, 2007.  Under the Severance Agreement, Mr. O’Shea will be entitled to receive an annual bonus of $219,450 on or before March 1, 2008 and (2) bi-weekly payments until August 31, 2008, with each bi-weekly payment in the amount of 1/26th of his current annual salary, which is $ 548,625. The Severance Agreement supercedes the letter agreement between the Company and Mr. O’Shea dated September 21, 1999.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.
Date: March 1, 2007	By:	/s/ Robert F. Scumaci
Robert F. Scumaci
Executive Vice President, Finance and Administration